Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by BSTR Holdings, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of BSTR Holdings, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

	By:	/s/ Katherine Dowling
		Name:	Katherine Dowling

Date: May 13, 2026